Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-12923, 333-53017, 333-33636, 333-94169, 333-58754, 333-99421, 333-98635, 333-98637, 333-99421-99, 333-121425, 333-121424 and 333-115499.) of Aeolus Pharmaceuticals, Inc. of our report dated December 5, 2003, except for the share and per share data, as to which the date is July 16, 2004, relating to the consolidated financial statements, which appears in this Form 10-K.

PRICEWATERHOUSECOOPERS LLP
Raleigh, North Carolina
December 23, 2005